Filed pursuant to Rule 433

Registration Statement No. 333-224612

Fortune Brands Home & Security, Inc.

Pricing Term Sheet

$700,000,000 3.250% Senior Notes Due 2029 (the “Notes”)

Issuer:	Fortune Brands Home & Security, Inc.

Securities:	3.250% Senior Notes Due 2029

Size:	$700,000,000

Maturity Date:	September 15, 2029

Coupon:	3.250%

Price to Public:	99.830% of face amount

Yield to Maturity:	3.270%

Spread to Benchmark Treasury:	T+165

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury Price and Yield:	100-01+/1.620%

Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2020

Optional Redemption:

Prior to June 15, 2029, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed or (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined in the prospectus supplement related to the Notes) plus 25 basis points, plus accrued and unpaid interest on the Notes being redeemed to, but not including, the redemption date.

On and after June 15, 2029, we may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes being redeemed to, but not including, the redemption date.

Trade Date:	September 9, 2019

Settlement Date:	T+4; September 13, 2019; under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

CUSIP/ISIN:	34964CAE6 / US34964CAE66

Expected Ratings*:	Moody’s Investors Service: Baa3 Standard & Poor’s: BBB+ Fitch: BBB

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Barclays Capital Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	Citizens Capital Markets, Inc. Mizuho Securities USA LLC PNC Capital Markets LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary prospectus supplement issued by Fortune Brands Home & Security, Inc. on September 9, 2019 relating to its prospectus dated May 2, 2018.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.